STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Solar Energy Initiatives, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Solar Energy Initiatives, Inc..

2. That a Certificate of Amendment to the Certificate of Incorporation, as amended,

(Title of Certificate Being Corrected)

was filed by the Secretary of State of Delaware on November 22, 2011 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: The Effective Date set forth in paragraph THIRD is corrected from December 9, 2011 to January 31, 2012.

4. Article THIRD of the Certificate is corrected to read as follows:

The Amendment of the Certificate of Incorporation, as amended, herein shall be effective as of January 31, 2012. This Amendment certified has been duly adopted at a meeting of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 22nd day of December, A.D. 2011.

By: /s/ David Fann
Authorized Officer
Name: David Fann
Print or Type
Title: CEO